Sub-Item 77I: Terms of new or amended securities

The Board of Trustees approved the creation of the Gotham Large Value Fund, an additional series of FundVantage Trust (the "Trust") via a Unanimous Written Consent dated September 17, 2015. At its September 21-22, 2015 Meeting of the Board of Trustees, the Board approved the name change of the Gotham Large Value Fund to the Gotham Institutional Value Fund (the "Institutional Value Fund"). The Institutional Value Fund consists of one class of shares: Institutional Class shares. A description of the Institutional Value Fund's Institutional Class shares is contained in the Institutional Value Fund's Prospectus and Statement of Additional Information each dated December 1, 2015, which were filed with the Securities and Exchange Commission (the "Commission") pursuant to paragraph (c) of Rule 497 of the Securities Act of 1933, as amended (the "1933 Act") on December 31, 2015.

At its December 2-3, 2015 Meeting of the Board of Trustees, the Board approved the creation of the Gotham Hedged Plus Fund (the "Hedged Plus Fund"), an additional series of the Trust. The Hedged Plus Fund consists of one class of shares: Institutional Class shares. A description of the Hedged Plus Fund's Institutional Class shares is contained in the Hedged Plus Fund's Prospectus and Statement of Additional Information each dated April 1, 2016, which were filed with the Commission pursuant to Rule 485(b) of the 1933 Act on March 30, 2016.